NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports
First Quarter 2012 Results

First quarter results compared to the prior year:
•Earnings per diluted share of $1.03 increased 39%
•Net income of $52.9 million increased 42%
•Operating margins improved to 5.2%, up 70 basis points
•Consolidated sales of $1.61 billion increased 12%

PITTSBURGH, April 19, 2012/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced its 2012 first quarter results.

The following are results for the three months ended March 31, 2012 compared to the three months ended March 31, 2011:

•
Consolidated net sales were $1,606.0 million for the first quarter of 2012, compared to $1,431.3 million for the first quarter of 2011, an increase of 12.2%. Acquisitions positively impacted consolidated sales by 2.6%, while one additional workday positively impacted sales by 1.6% and foreign exchange provided a 0.2% negative impact resulting in a normalized organic growth rate of approximately 8.2%. Sequentially, first quarter 2012 sales increased 1.0%. Sales per workday in March were at an all-time record level for any month.

•	Gross profit of $319.7 million, or 19.9% of sales, for the first quarter of 2012 was down 10 basis points, compared to $286.0 million, or 20.0% of sales, for the first quarter of 2011.

•
Selling, general & administrative (SG&A) expenses of $228.1 million, or 14.2% of sales, for the first quarter of 2012 improved 70 basis points, compared to $213.8 million, or 14.9% of sales, for the first quarter of 2011.

•
Operating profit was $83.5 million for the current quarter, up 29.0% from $64.7 million for the comparable 2011 quarter. Operating profit as a percentage of sales was 5.2% in 2012, up 70 basis points from 4.5% in 2011.

•
Total interest expense for the first quarter of 2012 was $9.0 million, compared to $12.6 million for the first quarter of 2011. Cash interest expense was $10.8 million for the first quarter of 2012. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, amounted to $1.9 million of income as a result of a favorable adjustment of $3.2 million of previously recorded interest related to uncertain tax positions. This adjustment was a result of a favorable Internal Revenue Service appeals settlement in the first quarter of 2012 related to the years 2000 to 2006.

•	The effective tax rate for the current quarter was 29.0%, compared to 28.4% for the prior year first quarter.

•	Net income of $52.9 million for the current quarter was up 41.9% from $37.3 million for the prior year first quarter.

•
Earnings per diluted share for the first quarter of 2012 were $1.03 per share, based on 51.3 million diluted shares, and was up 39.2% from $0.74 per share in the first quarter of 2011, based on 50.4 million diluted shares. The adjustment of previously recorded interest related to uncertain tax positions positively impacted first quarter 2012 earnings per diluted share by approximately $0.04.

•	Free cash flow for the first quarter of 2012 was $53.8 million, compared to $26.2 million for the first quarter of 2011.

Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer, stated, “2012 is off to a good start, and we are pleased with our first quarter results, which reflect effective execution of our growth strategy and our ability to deliver strong sales and earnings growth in a challenging economic environment. We have now posted seven consecutive quarters of double digit sales growth and six consecutive quarters of EPS growth of well over 25% on a year-over-year basis. Operating margins improved 70 basis points to 5.2% and free cash flow exceeded net income, demonstrating the continued effectiveness and operating leverage of our business model.”
Mr. Engel continued, “We are building on the positive momentum that we have generated across our company over the last few years, and continue to execute our One WESCO growth strategy, which targets the countless customer service opportunities within our large, fragmented end markets. Through these One WESCO initiatives, we are providing customers with the leading products, services, and supply chain solutions they need to meet their global MRO, OEM, and Capital Project requirements.”

# # #

Teleconference Access
WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 19, 2012, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company's website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
# # #

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,300 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

# # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Stephen A. Van Oss, Senior Vice President, Chief Operating and interim Chief Financial Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 222-7471
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31,		March 31,
	2012		2011

Net sales	$1,606.0		$1,431.3
Cost of goods sold (excluding	1,286.3	80.1%	1,145.3	80.0%
depreciation and amortization below)
Selling, general and administrative expenses	228.1	14.2%	213.8	14.9%
Depreciation and amortization	8.1		7.5
Income from operations	83.5	5.2%	64.7	4.5%
Interest expense, net	9.0		12.6
Income before income taxes	74.5	4.6%	52.1	3.6%
Provision for income taxes	21.6		14.8
Net income attributable to WESCO International, Inc.	$52.9	3.3%	$37.3	2.6%

Earnings per diluted common share	$1.03		$0.74
Weighted average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	51.3		50.4

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(dollar amounts in millions)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$63.6	$63.9
Trade accounts receivable, net	1,006.4	939.4
Inventories, net	634.7	627.0
Other current assets	89.7	107.2
Total current assets	1,794.4	1,737.5
Other assets	1,352.8	1,341.0
Total assets	$3,147.2	$3,078.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$699.3	$642.8
Current debt and short-term borrowings	15.2	6.4
Other current liabilities	163.7	196.7
Total current liabilities	878.2	845.9

Long-term debt	603.3	642.9
Other noncurrent liabilities	254.5	243.8
Total liabilities	1,736.0	1,732.6

Stockholders' Equity
Total stockholders' equity	1,411.2	1,345.9
Total liabilities and stockholders' equity	$3,147.2	$3,078.5

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Operating Activities:
Net income	$52.9	$37.3
Add back (deduct):
Depreciation and amortization	8.1	7.5
Deferred income taxes	7.2	(0.1)
Change in Trade and other receivables, net	(38.2)	(69.7)
Change in Inventories, net	2.0	(38.7)
Change in Accounts Payable	50.3	107.4
Other	(24.0)	(11.9)
Net cash provided by operating activities	58.3	31.8

Investing Activities:
Capital expenditures	(4.5)	(5.6)
Acquisition payments	(22.0)	(7.8)
Other	—	0.1
Net cash used by investing activities	(26.5)	(13.3)

Financing Activities:
Debt repayments, net	(32.3)	(22.6)
Equity activity, net	(0.6)	—
Other	(2.1)	1.5
Net cash used by financing activities	(35.0)	(21.1)

Effect of exchange rate changes on cash and cash equivalents	2.9	1.4

Net change in cash and cash equivalents	(0.3)	(1.2)
Cash and cash equivalents at the beginning of the period	63.9	53.6
Cash and cash equivalents at the end of the period	$63.6	$52.4

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include financial leverage, free cash flow, gross profit and organic sales growth. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's capital structure position, liquidity, and organic growth trends on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	March 31,	December 31,
	2012	2011
Financial Leverage:
Income from operations	$351,767	$332,979
Depreciation and amortization	32,140	31,607
EBITDA	$383,907	$364,586

	March 31,	December 31,
	2012	2011
Short-term debt	$12,734	$—
Current debt	2,482	6,411
Long-term debt	603,328	642,922
Debt discount related to convertible debentures (1)	175,200	175,908
Total debt including debt discount	$793,744	$825,241

Financial leverage ratio	2.1	2.3

Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
Free Cash Flow:	2012	2011
(dollar amounts in millions)
Cash flow provided by operations	$58.3	$31.8
Less: Capital expenditures	(4.5)	(5.6)
Free Cash flow	$53.8	$26.2

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company's financing needs.

(1)The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
Gross Profit:	March 31,	March 31,
	2012	2011
Net Sales	$1,606.0	$1,431.3
Cost of goods sold (excluding depreciation and amortization)	1,286.3	1,145.3
Gross profit	$319.7	$286.0
Gross margin	19.9%	20.0%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

Three Months
Ended
Normalized Organic Sales Growth:	March 31,
2012
Change in net sales	12.2%
Impact from acquisitions	2.6%
Impact from foreign exchange rates	(0.2)%
Impact from number of workdays	1.6%
Normalized organic sales growth	8.2%

Note: Organic sales growth is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Organic sales growth is calculated by deducting the percentage impact on net sales from acquisitions, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.